UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2010
APACHE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-4300 (Commission File Number)	41-0747868 (I.R.S. Employer Identification No.)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of principal executive offices, including zip code)
(713) 296-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     In connection with and in contemplation of the previously disclosed entry by Apache Corporation (“Apache”) into definitive agreements to acquire properties in the Permian Basin, the Western Canada Sedimentary Basin and the Western Desert of Egypt from subsidiaries of BP plc for aggregate consideration of approximately $7.0 billion (the “BP Acquisition”), Apache entered into a term loan agreement with affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. dated July 20, 2010 that provides a $5.0 billion unsecured bridge facility (the “Bridge Facility”). The proceeds of the Bridge Facility could be used to finance a portion of the consideration for the BP Acquisition, including the July 30, 2010 $5.0 billion deposit toward the BP Acquisition purchase price, and to pay certain fees and expenses in connection with the BP Acquisition. The Bridge Facility will be used as a backstop in the event that alternative forms of financing, including proceeds from previously disclosed offerings of Apache common stock and depositary shares and other debt financing that Apache subsequently expects to undertake, are not available in sufficient amounts at or prior to such times when Apache is required to fund the consideration payable for the BP Acquisition. Apache does not currently intend to draw under the Bridge Facility but instead plans to finance the BP Acquisition through proceeds from previously disclosed offerings of Apache common stock and depositary shares, cash on hand, Apache’s existing revolving credit and commercial paper facilities and the issuance of term debt.
     Funds under the Bridge Facility will be available to Apache in one or more drawings until September 28, 2010. Covenants, events of default and representations and warranties are substantially similar to those in Apache’s existing revolving credit facilities. Apache is required to prepay loans under the Bridge Facility with 100% of the net cash proceeds of (a) equity issuances to third parties by Apache or any of its subsidiaries, (b) indebtedness for borrowed money by Apache or any of its subsidiaries (with certain exceptions, including refinancings and draws under existing facilities, indebtedness for working capital, securitizations in the ordinary course of business, and commercial paper issued under Apache’s existing commercial paper program), and (c) asset dispositions by Apache or any of its subsidiaries outside the ordinary course of business. The Bridge Facility will mature on September 29, 2010 but may be extended at Apache’s option until December 29, 2010.
     All borrowings under the Bridge Facility will bear interest at a rate equal to either:
•	a base rate, which is defined as a rate per annum equal to the greatest of (a) JPMorgan Chase Bank, N.A.’s prime rate, (b) the federal funds rate plus .50% and (c) one-month LIBOR plus 1%, or
•	LIBOR plus a margin varying from 1.50% to 2.50%.
     The Bridge Facility will incur a fee after the first funding under such facility, payable on the average daily undrawn amount of the Bridge Facility at a per annum rate equal to 0.10% to 0.35%.

     The foregoing summary of the Bridge Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Bridge Facility, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
     The Bridge Facility has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Apache. The representations, warranties and covenants contained in the Bridge Facility were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Bridge Facility. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Bridge Facility instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Bridge Facility and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Apache or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Bridge Facility, which subsequent information may or may not be fully reflected in Apache’s public disclosures.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

10.1
Term Loan Agreement dated July 20, 2010 by and among Apache Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, as co-syndication agents, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Banc of America Securities, LLC and Goldman Sachs Bank USA, as co-lead arrangers and joint bookrunners, and the lenders party thereto.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Dated: July 21, 2010	By:	/s/ Becky Hoyt

Becky Hoyt Vice President and Controller

EXHIBIT INDEX

Exhibit
Number	Description
10.1
Term Loan Agreement dated July 20, 2010 by and among Apache Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, as co-syndication agents, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Banc of America Securities, LLC and Goldman Sachs Bank USA, as co-lead arrangers and joint bookrunners, and the lenders party thereto.

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